Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 1, 2017
TO THE PROSPECTUS DATED APRIL 26, 2017

This document supplements, and should be read in conjunction with, our prospectus dated April 26, 2017, as supplemented by Supplement No. 1 dated April 26, 2017, Supplement No. 2 dated May 1, 2017, Supplement No. 3 dated May 17, 2017, Supplement No. 4 dated June 1, 2017 and Supplement No. 5 dated July 3, 2017. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to:

•	disclose our daily net asset value per share for our Class A, Class I and Class T shares for the month of July 2017; and

•	update our suitability standards to include an additional suitability standard from the state of Massachusetts.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of July 2017:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
July 3, 2017	$13.49	$13.59	$13.49
July 5, 2017	$13.48	$13.58	$13.48
July 6, 2017	$13.47	$13.56	$13.47
July 7, 2017	$13.47	$13.57	$13.47
July 10, 2017	$13.46	$13.56	$13.46
July 11, 2017	$13.47	$13.57	$13.47
July 12, 2017	$13.48	$13.57	$13.48
July 13, 2017	$13.48	$13.57	$13.48
July 14, 2017	$13.48	$13.58	$13.48
July 17, 2017	$13.49	$13.59	$13.49
July 18, 2017	$13.49	$13.59	$13.49
July 19, 2017	$13.50	$13.59	$13.50
July 20, 2017	$13.49	$13.59	$13.49
July 21, 2017	$13.49	$13.59	$13.49
July 24, 2017	$13.49	$13.58	$13.49
July 25, 2017	$13.49	$13.59	$13.49
July 26, 2017	$13.49	$13.59	$13.49
July 27, 2017	$13.49	$13.59	$13.49
July 28, 2017	$13.49	$13.59	$13.49
July 31, 2017	$13.49	$13.59	$13.49
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.

Suitability Standards
The Suitability Standards section of our prospectus is updated to include the following additional suitability standard from the state of Massachusetts.
Massachusetts Investors.  Massachusetts investors may not invest, in the aggregate, more than 10% of the investor’s liquid net worth in this program and other direct participation programs.